INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”) is made as of this 6th day of August, 2014, by and between Mason Street Advisors, LLC, a Delaware limited liability company (the “Adviser”) and T. Rowe Price Associates, Inc., a Maryland corporation (the “Sub-Adviser”).

WHEREAS, the Adviser has entered into an Amended and Restated Advisory Agreement dated April 30, 2012 (the “Advisory Agreement”) with Northwestern Mutual Series Fund, Inc. (the “Company”), which is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company is authorized to issue shares of the Short Term Bond Portfolio, a separate series of the Company (the “Portfolio”);

WHEREAS, the Advisory Agreement provides that the Adviser may, subject to approval by the Board of Directors of the Portfolio (the “Board”) and, to the extent necessary, the shareholders of the Portfolio, appoint a sub-adviser to assume certain responsibilities and obligations of the Adviser under the Advisory Agreement; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to provide investment advisory services to the Portfolio, and the Sub-Adviser is willing to render such investment advisory services.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Appointment. The Adviser hereby appoints and retains the Sub-Adviser to act as the investment sub-adviser for the Portfolio, for the period and on the terms and conditions contained in this Agreement. By execution of this Agreement, the Sub-Adviser hereby accepts such appointment as sub-adviser for the Portfolio with full discretion and agrees to perform the services set forth herein, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Portfolio or the Adviser in any way or otherwise be deemed an agent of the Portfolio or the Adviser.

2. Services. Subject to supervision and oversight by the Adviser and the Board, the Sub-Adviser shall supervise, manage and direct the invesment of the Portfolio’s assets in accordance with the Portfolio’s investment objectives, policies and restrictions as stated in the Portfolio’s Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”) and with such further guidelines as the Adviser may from time to time communicate to the Sub-Adviser. The Sub-Adviser will conduct a continual program of evaluation, investment, sale and reinvestment of the assets in the Portfolio by determining the securities and other investments that shall be purchased, entered into, sold, closed or exchanged, when these transactions should be executed, and what portion of the Portfolio should be held in the various securities and other investments in which it may invest, and what portion of the Portfolio should be held uninvested in cash. The Adviser hereby delegates to the Sub-Adviser the authority to invest and reinvest assets in the Portfolio (including the authority to place purchase and sale orders on behalf of the Portfolio and in connection therewith agrees to execute and deliever such powers of attorney or other documents reasonably necessary to evidence such authority) at such times and in such manner as the Sub-Adviser deems advisable in accordance with the Prospectus and such further guidance as the Adviser may from time to time provide to the Sub-Adviser.

In performing its duties hereunder, the Sub-Adviser:

(a) Shall act in conformity with (i) the Portfolio’s Prospectus; (ii) the Portfolio’s policies and procedures applicable to the subadvisory services provided to the Portfolio, and as provided by the Adviser; (iii) the instructions and directions of the Adviser and of the Board; and (iv) the requirements of the 1940 Act, the diversification requirements of the Internal Revenue Code of 1986, as amended, including, specifically, Section 817(h) of the Internal Revenue Code, and all other applicable laws and regulations, as each is amended from time to time.

(b) Shall be responsible for the purchase, sale, exchange or conversion of foreign currency in the spot or forward markets in connection with trades on behalf of the Portfolio in unrestricted markets. Conversion of currencies into and out of the base currency of the Portfolio in restricted markets and generally income repatriation transactions will be the responsibility of the Portfolio’s custodian. The Sub-Adviser is not required to execute foreign currency trades through the custodian but may, in its sole discretion and in accordance with its fiduciary duty, select the custodian or counterparties for the execution of foreign currency transactions.

(c) Shall be responsible for broker-dealer selection and for the negotiation of commission rates and, absent instructions from the Adviser to the contrary, the Sub-Adviser is authorized to place purchase and sale orders for the Portfolio with brokers and/or dealers selected by the Sub-Adviser. The Sub-Adviser may give a copy of this Agreement to any broker, dealer or other party to a transaction as evidence of its authority to act on the Portfolio’s behalf. In executing transactions for the Portfolio and selecting brokers or dealers, the Sub-Adviser will seek to obtain the best execution available and shall execute or direct the execution of all such transactions in conformity with applicable laws and in a manner that is consistent with its fiduciary obligations to the Portfolio and its other clients. In assessing the best price and execution available for transactions involving the Portfolio, the Sub-Adviser may consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. Subject to such policies as the Board or Adviser may determine and communicate in writing to the Sub-Adviser, and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sub-Adviser shall not be deemed to have acted unlawfully or have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Portfolio to pay a broker or dealer, acting as agent, for effecting a portfolio transaction for the Portfolio at a price in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Portfolio and to its other clients as to which it exercises investment discretion. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser’s services to other clients.

(d) May, but shall be under no obligation to, on occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Sub-Adviser, and to the extent permitted by applicable laws and regulations, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio in question and to such other clients.

(e) Shall make available to the Board and the Adviser at reasonable times and at its expense its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other investment related information regarding the Portfolio and to consult with the Board and the Adviser regarding the Portfolio’s investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder, and will provide periodic reports to the Adviser relating to the investment strategies it employs as well as the Sub-Adviser’s duties hereunder. The Sub-Adviser will provide the Board such other periodic and special reports as the Board may reasonably request.

(f) Shall assist in the fair valuation of all Portfolio securities for which market quotations are not readily available in accordance with procedures adopted by the Board, as amended from time to time. The Sub-Adviser will use its reasonable efforts to provide, based upon its own expertise, and to arrange with parties independent of the Sub-Adviser such as broker-dealers for the provision of, valuation information or prices for securities for which prices are deemed by the Adviser or the Portfolio’s fund accounting agent not to be readily available in the ordinary course of business from an automated pricing service. If on any day the Sub-Adviser determines to fair value a security in any other portfolio it manages which is also held by the Portfolio, it will notify the Adviser of such determination and provide a fair value recommendation for such security. From time to time, the Sub-Adviser will assist the Portfolio and its agents in validating inputs, assumptions and methodologies used by pricing vendors for securities in the Portfolio, and in determining whether prices obtained for valuation purposes accurately reflect market price information relating to the assets of the Portfolio at such times as the Adviser shall reasonably request, including but not limited to, the hours after the close of a securities market and prior to the daily determination of the Portfolio’s net asset value per share. The Sub-Adviser shall not be responsible or liable for the determination or accuracy of the valuation of any portfolio securities and other assets of the Portfolios.

(g) Shall provide the Adviser and/or the Portfolio’s Chief Compliance Officer with such compliance reports as may be reasonably requested from time to time. Notwithstanding the foregoing, the Sub-Adviser will as soon as reasonably practicable report to the Adviser any material violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) that it is aware of or of any material violation of the Sub-Adviser’s compliance policies and procedures that pertain to the Portfolio.

(h) Shall cooperate fully with counsel and auditors for, and the Chief Compliance Officers of, the Adviser and the Portfolio.

(i) Shall, unless otherwise directed by the Adviser or the Board, vote all proxies received in accordance with the Sub-Adviser’s proxy voting policy. In connection with its responsibilities hereunder, the Sub-Adviser may retain a third party to provide proxy voting and ancillary administrative services. The Adviser shall instruct the Portfolio’s custodian to forward or cause to be forwarded to the Sub-Adviser all communications (including proxy statements, current solicitations, tender offers, ballots and other notification regarding bankruptcy proceedings and communications regarding class action or other lawsuits) for or relating to companies, the securities or other instruments which are held in the Portfolio. Unless otherwise directed by the Adviser, the Sub-Adviser also shall be responsible for monitoring and processing all corporate actions as well as filing and handling all class actions arising with respect to Portfolio securities. The Sub-Adviser shall maintain and shall forward to the Portfolio or its designated agent such proxy voting information as is necessary for the Portfolio to timely file proxy voting results in accordance with Rule 30b1-4 of the 1940 Act, including information required pursuant to Rule 14Ad-1 under the Exchange Act, should the same be adopted, unless otherwise directed by the Adviser.

(j) Shall (i) assist in the preparation of disclosures regarding factors that have affected the Portfolio’s performance, including the relevant market conditions and the investment strategies and techniques used by the Sub-Adviser, for each period as requested by the Adviser; and (ii) at the request of the Adviser review draft schedules of investments and other documents provided or available to it and provide comments on a timely basis. In addition, the Sub-Adviser and each officer thereof designated by the Adviser will provide on a timely basis such certifications or sub-certifications as the Adviser may reasonably request in order to support and facilitate certifications required to be provided by the Portfolio’s Principal Executive Officer and Principal Accounting Officer.

(k) Shall be responsible for including eligible Portfolio securities in the Form 13F filed by the Sub-Adviser, unless otherwise directed by the Adviser.

(l) Shall monitor and comply with the Portfolio’s investment objectives, policies and applicable investment restrictions and limitations and, with respect to any Portfolio investments in foreign jurisdictions, any investment restrictions, limitations and investment-

related reporting requirements imposed by such foreign jurisdictions. The Adviser acknowledges that the Sub-Adviser is not the compliance agent for the Portfolio or for the Adviser, and does not have access to all of the Portfolio’s books and records necessary to perform certain compliance testing. The Adviser acknowledges that to the extent that the Sub-Adviser has agreed to perform compliance monitoring under this Section, the Sub-Adviser shall perform such services based upon its own internal books and records with respect to the Portfolio, which comprise a portion of the Portfolio’s books and records, and shall not be held responsible under this Sub-Advisory Agreement so long as it performs such services in accordance with this Sub-Advisory Agreement based upon such books and records and such instructions provided by the Portfolio or the Adviser.

(m) Shall as soon as reasonably practicable thereafter notify the Adviser in the event that the Sub-Adviser or any of its affiliates becomes aware:

(1) that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment manager pursuant to this Agreement;

(2) that it is the subject of an investigation, administrative proceeding or enforcement action by the Securities and Exchange Commission (the “Commission”) or other regulatory authority;

(3) of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser or its duties hereunder that is not contained in the Portfolio’s Registration Statement, as defined hereinafter, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect;

(4) of a change or any anticipated change in the portfolio manager(s) assigned to manage the assets of the Portfolio hereunder; or

(5) of any reorganization or change in the Sub-Adviser, including any change in its ownership or key employees.

(n) Shall use the same skill and care in providing services to the Portfolio as it uses in providing services to fiduciary accounts for which it has investment responsibility.

(o) Is hereby prohibited from consulting with any other sub-advisers of the Portfolio, other sub-advisers to another portfolio of the Company, or other sub-advisers to a portfolio under common control with the Portfolio concerning transactions of the Portfolio in securities or other assets.

(p) Shall provide such other services on behalf of the Portfolio as the Adviser and the Sub-Adviser may agree from time to time.

3. Duties of Adviser.

(a) The Adviser shall continue to have responsibility for all services to be provided to the Portfolio pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement.

(b) The Adviser has delivered to the Sub-Adviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(1) Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the “Registration Statement”), as filed with the Commission relating to the Portfolio and its shares, and all amendments and supplements thereto; and

(2) Prospectus(es) of the Portfolio.

(c) The Adviser and the Sub-Adviser shall cooperate with each other to set up and maintain brokerage accounts and other accounts the parties deem advisable to allow for the purchase or sale of various forms of securities and other instruments pursuant to this Agreement; provided, however, that the Adviser shall have the ultimate authority to determine how futures accounts, ISDAs and other accounts or arrangements with respect to derivatives or other special investments shall be set up. If the Sub-Adviser enters into any ISDA or other trading agreements for the Portfolio, the Adviser agrees to provide the Sub-Adviser with tax information, governing documents, legal opinions and other information concerning the Portfolio necessary to complete such agreements and other documentation.

4. Custody of Portfolio Assets.

(a) The Portfolio’s assets shall be held at all times by such entity or entities engaged by the Company to be the custodian (collectively, the “custodian”). The Adviser shall promptly notify the Sub-Adviser in the event of any change in the identity of the custodian for the Portfolio. Neither the Adviser nor the Sub-Adviser shall have possession or custody of any assets in the Portfolio. All payments, distributions and other transactions in cash or securities in respect of the Portfolio shall be made directly to or from the custodian. The Adviser shall provide or direct the custodian to provide to the Sub-Adviser from time to time such reports concerning assets, receipts and disbursements with respect to the Portfolio as the Sub-Adviser may reasonably request. The Sub-Adviser shall not be liable for any act or omission of the Fund’s custodian.

(b) The Sub-Adviser shall provide the custodian on each business day with all necessary information relating to all transactions concerning the assets of the Portfolio and shall provide the Adviser with such information upon request of the Adviser. With respect to securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Portfolio’s custodian. The Sub-Adviser may issue such instructions to the custodian as may be appropriate in connection with the settlement of transactions initiated by the Sub-Adviser.

(c) The Sub-Adviser will be responsible for providing Portfolio trades to the Portfolio’s fund accounting agent for inclusion in the daily calculation of the Portfolio’s net asset value (“NAV”) in a manner, and in accordance with such time requirements established by the Adviser and acceptable to the Sub-Adviser. In the event trade data is not delivered by the Sub-Adviser in accordance with such requirements and it is determined that the Sub-Adviser’s gross negligence as required by the standard of care in Section 8 of this Agreement caused an error that is material to the Portfolio, the Sub-Adviser shall reimburse the Portfolio pursuant to the Portfolio’s NAV Error Policy, provided that such Policy is consistent with industry and SEC standards.

5. Compensation and Expenses.

(a) For the services to be provided by the Sub-Adviser pursuant to this Agreement for the Portfolio, the Adviser will pay to the Sub-Adviser as full compensation therefor a fee at an annual rate equal to a percentage of the Portfolio’s average daily net assets managed by the Sub-Adviser, as set forth on Schedule A. This fee will be paid to the Sub-Adviser from the Adviser’s advisory fee for such Portfolio. This fee will be computed daily and paid to the Sub-Adviser monthly on or before the 10th business day of the succeeding month and shall be accompanied by a worksheet showing the basis for the fee calculation. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

(b) During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under the Agreement.

(c) The fee rate payable under this Agreement with respect to the Portfolio is set forth on Schedule A, which is attached hereto and made a part of this Agreement. With respect to the Portfolio, the Sub-Adviser agrees to provide notice to the Adviser in accordance with Section 13 of this Agreement in the event that the Sub-Adviser enters into an investment sub-advisory agreement in the future to provide investment sub-advisory services to another registered investment company (i) with initial assets to be managed by the Sub-Adviser approximately equal to or less than the current assets managed pursuant to this Agreement; and (ii) pursuant to the same investment mandate and for substantially similar services provided to the Portfolio under this Agreement for a lower fee schedule than as provided for in Schedule A.

6. Representations and Warranties of Sub-Adviser. The Sub-Adviser represents, warrants and agrees as follows:

(a) The Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and will continue to be so registered while this Agreement is in effect.

(b) The Sub-Adviser is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement.

(c) The Sub-Adviser is registered with the National Futures Association as a commodity trading adviser and commodity pool operator or is exempt from such registration. As of the date of this Agreement, the Sub-Adviser is exempt from registration as a commodity pool operator. The Sub-Adviser will continue to review its status/eligibility of exemption from registration as a commodity pool operator.

(d) The Sub-Adviser has provided the Adviser and the Company with a copy of its Form ADV as most recently filed with the Commission, and will promptly after filing any amendment to its Form ADV with the Commission, furnish a copy of such amendment to the Adviser.

(e) The Sub-Adviser has adopted a code of ethics meeting the requirements of Rule 17j-1 under the 1940 Act and the requirements of Rule 204A-1 under the Advisers Act and has provided the Adviser and the Board a copy of such code of ethics, together with evidence of its adoption, and will promptly provide copies of any changes thereto, together with evidence of their adoption. Upon request of the Adviser on an annual basis, the Sub-Adviser will supply the Adviser a written report that (A) describes any issues arising under the code of ethics or procedures since the Sub-Adviser’s last report, including but not limited to material violations of the code of ethics or procedures and sanctions imposed or remedial action taken in response to the material violations; and (B) certifies that the procedures contained in the Sub-Adviser’s code of ethics are reasonably designed to prevent “access persons” from violating the code of ethics.

(f) The Sub-Adviser has in place compliance policies and procedures that are reasonably designed to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons. Upon request of the Adviser, but in any event no more frequently than semi-annually, the Sub-Adviser will supply the Adviser a written report that (A) describes material amendments made to the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report; (B) describes any issues arising under the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report, including but not limited to material violations of any such policies or procedures and sanctions imposed or remedial action taken in response to the material violations; and (C) certifies that the policies and procedures are adequate in design and operation to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons.

(g) The Sub-Adviser has provided the custodian and the Adviser with a list of individuals who are authorized to provide instructions (including verbal, written, or by way of straight-through processing) to the Portfolio’s custodian to act on any matters and/or to take any actions with respect to the cash or securities of the Portfolio (such individuals hereinafter referred to as “authorized persons” and such list as the “authorized persons list”). Each authorized person shall have a business need to have the ability to move cash and/or securities to and from the Portfolio’s custody accounts within the scope of authority indentified on the authorized persons list. In the event any person on the authorized persons list no longer has a business need to access the Portfolio’s custody accounts, whether resulting from a change in job responsibilities, a termination of employment or otherwise, the Sub-Adviser will promptly provide the custodian and the Adviser with an updated authorized persons list reflecting the removal of such person. The Sub-Adviser shall provide the Adviser with an updated authorized persons list each time it amends the list to add an authorized person. Upon the request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will provide the Adviser with a current authorized persons list.

6A. Representations and Warranties of the Adviser

(a) Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement or the Advisory Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement or the Advisory Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Sub-Adviser of the occurrence of any event that would disqualify Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b) The Portfolio is a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the Securities Act of 1933, as amended, and Adviser will promptly notify Sub-Adviser if the Portfolio ceases to be a QIB; and

(c) The assets in the Portfolio are free from all liens and charges and undertakes that no liens or charges will arise from the acts or omissions of Adviser and the Portfolio that may prevent Sub-Adviser from giving a first priority lien or charge on the assets solely in connection with Sub-Adviser’s authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of the Portfolio with respect to any investments made pursuant to the Prospectus.

(d) The Adviser represents and warrants that it has filed a claim to perfect the no-action relief provided by CFTC Letter No. 12-38 with respect to compliance with CFTC Regulation 4.5 on behalf of the Portfolio, and that the Adviser intends to timely file a notice of eligibility as required by Regulation 4.5 with respect to the Portfolio within six months after the effective date of revised CFTC guidance regarding the application of de minimis thresholds to funds of funds in the context of Regulation 4.5, and will thereafter, during the term of this Agreement, reaffirm such notice of eligibility as required by Regulation 4.5.

7. Books and Records. The Sub-Adviser shall keep the Portfolio’s books and records required to be maintained with respect to the services provided by the Sub-Adviser pursuant to Section 2 of this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Portfolio required by Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of the Portfolio are property of the Portfolio and the Sub-Adviser will surrender promptly to the Portfolio any of such records upon the Portfolio’s request; provided, however, that the Sub-Adviser may retain a copy of such records for the sole purpose of complying with applicable law. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement.

8. Limitation of Liability. The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by the Portfolio or the Adviser in connection with the performance of its obligations under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, or a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser’s part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided by the 1940 Act or under the provisions of other federal securities laws or applicable state law which cannot be waived or modified hereby.

9. Term and Termination. This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved in conformance with the 1940 Act. Unless earlier terminated as provided herein, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof, so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated (a) by the Portfolio at any time, without the payment of any penalty, by the vote of a majority of the Portfolio’s directors or by the vote of a majority of the outstanding voting securities of the Portfolio, (b) by the Adviser at any time, without the payment of any penalty, on 60 days’ written notice to the other party, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 60 days’ written notice to the other party. This Agreement shall terminate automatically upon any termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment. As used in this Section 9, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such Exemptive Orders or other exceptions as may be granted by the Commission under the 1940 Act.

10. Services to Other Clients. The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Portfolio. Nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser’s partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature.

11. Confidentiality.

(a) All information provided by the Adviser, the Company or the custodian to the Sub-Adviser or developed by the Sub-Adviser in the course of performing its obligations under this Agreement shall be held as confidential by the Sub-Adviser; provided, however, the Sub-Adviser shall be permitted to disclose or communicate to a proper party such information (i) as authorized in this Agreement, (ii) to the extent necessary for performance under this Agreement or to meet the requirements set forth herein, or (iii) as required by applicable law. The Adviser, Company and Sub-Adviser shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information it obtains or prepares and maintains pursuant to this Agreement or in the course of performing its duties hereunder. The Adviser will not disclose or use any records or information with respect to the Sub-Adviser obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement, and will keep confidential any information obtained pursuant to this Agreement, and disclose such information only as authorized in this Agreement, or if such disclosure is required by applicable law.

(b) The Sub-Adviser shall not use the name, trade name, trademarks, service marks and/or logo of the Adviser, The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), and/or any subsidiaries or affiliates of Northwestern Mutual in any communications (written, verbal or electronic), including publicity releases, advertising or sales activities or brochures, or similar written materials or activities, other than in communications which are solely internal to the Sub-Adviser or are with the Adviser, the Portfolio, or any of their respective officers, directors or employees, without the prior written consent of the Adviser, except materials provided in response to legal or regulatory requirements or the requirements of this Agreement. It is understood that the name “T. Rowe Price Associates, Inc.” or any derivative thereof or logo, trademark or service mark associated with such name (the “Sub-Adviser Name”) is the valuable property of the Sub-Adviser. The Sub-Adviser hereby acknowledges that the Sub-Adviser Name may be used for identification purposes as a part of or adjacent to the legal name of the Portfolio, and as such, may be used routinely in the ordinary course of business in filings with state and federal regulators, in internal communications, in reports to and communications with shareholders, in fund fact sheets and other marketing materials and in materials provided to the Board (collectively, the “Portfolio Communications”). The Sub-Adviser hereby grants the Adviser and the Portfolio the right to use the Sub-Adviser Name in Portfolio Communications in accordance with this Section 11. Any other use by the Adviser of the Sub-Adviser Name, trademarks or logos in promotional or sales related materials prepared by or on behalf of the Adviser or on behalf of the Portfolio shall comply with the terms of this Agreement. All such use shall be in accordance with Sub-Adviser’s reasonable policies regarding advertising and trademark usage. The Adviser acknowledges that they have no interest in Sub-Adviser’s trademarks that are owned solely and exclusively by the Sub-Adviser, and except for the limited license granted pursuant to this section, the Adviser has no interest in the rights, title or interest in or to Sub-Adviser’s trademarks. The Adviser shall not apply for registration of Sub-Adviser’s trademarks (or any mark confusingly similar thereto) anywhere in the world. Upon termination of this Agreement, the Adviser shall forthwith cease to use such name (or derivative or logo), except as provided in this Section 11(b).

(c) During the term of this Agreement, the Adviser shall furnish to the Sub-Adviser at its principal office all reports to and communications with shareholders, sales literature and other marketing materials prepared for distribution to shareholders of the Portfolio or to the public which refer to the Sub-Adviser Name or contain the trademark of Sub-Adviser that have not previously been approved, prior to the use thereof, and the Adviser shall not use any such materials without prior written approval by the Sub-Adviser, which approval shall not be unreasonably withheld. The Adviser shall ensure that materials prepared by employees or agents of the Adviser or its affiliates that refer to the Sub-Adviser or contain the trademark of Sub-Adviser are consistent with those materials previously approved by the Sub-Adviser referenced above.

12. No Personal Liability. No director or shareholder of the Portfolio shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

13. Notices. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Attention: Kate M. Fleming, Vice President-Operations

To the Sub-Adviser at:

T. Rowe Price Associates, Inc.

100 East Pratt Street

Baltimore, MD 21202

Attention: David Oestreicher, Chief Legal Counsel

14. Amendments. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved in the manner required by the 1940 Act.

15. Governing Law. This Agreement shall be governed by the laws of the state of Delaware; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

16. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; all such counterparts shall, together, constitute only one instrument.

18. Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

19. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

MASON STREET ADVISORS, LLC		T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ RONALD P. JOELSON	By:	/s/ FRAN POLLACK-MATZ

Name:	Ronald P. Joelson	Name:	Fran Pollack-Matz

Title:	President	Title:	Vice President

SCHEDULE A

TO

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

T. ROWE PRICE ASSOCIATES, INC.

DATED AUGUST 6, 2014

Portfolio	Fee
Short Term Bond	First $50 Million: 0.225%
Next $50 Million: 0.175%
Reset at $100 Million: 0.15%
Reset at $250 Million: 0.125%
Over $500 Million: 0.10%
Reset at $1 Billion: 0.10%

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